Exhibit 10.8

                              STOCK LOAN COMMITMENT

                                       AND

                                    AGREEMENT

         This agreement is entered into this 16th day of June 2000 by and between Trafalgar Resources, LLC ("TRAFALGAR") A Colorado Limited Liability Company and Sundog Technologies, Inc., a Delaware corporation (hereinafter Sundog).

WHEREAS, SUNDOG is the holder of certificate number EDV 0001 in the amount of 1,219,500 shares of Envision Development Corporation, and,

WHEREAS, SUNDOG desires to obtain a loan against the value of the 1,219,500 shares of the stock for corporate use; and,

WHEREAS, SUNDOG and has approached TRAFALGAR, to make such a loan, without being solicited in any way by TRAFALGAR; and

WHEREAS, TRAFALGAR is willing to make loans against such securities under certain terms and conditions.

NOW THEREFORE in  consideration  of the foregoing  TRAFALGAR and SUNDOG AGREE AS
FOLLOWS:

1. TRAFALGAR is willing to make a loan against 1,219,500 shares of rule 144 restricted stock of Envision Development Corporation in an amount equal to $8,000,000 under the following terms.

         a) TRAFALGAR acknowledges that the shares being pledged currently bear a restrictive legend, and are subject to a "lockup" agreement for a period of approximately sixteen months from the date hereof.

         b) The loan shall be at the Citibank Prime Rate of interest as reported in the Wall Street Journal on the day the certificates are cleared for deposit in the safe keeping account, adjusted annually.

         c) The loan shall be for a term of one (1) years with the option by SUNDOG to renew for 4 additional one year periods. Renewal require 60 day written notice from Borrower prior to the expiration of the current term, and shall be contingent on interest payments being current.

         d) Prepayment: Prepayment requires a minimum notice of 90 days to lender prior to redemption of the stock.

         e)       Interest payable monthly in arrears on the amount funded.

         f) Principal and any accrued, unpaid, interest shall be payable at the end of the term unless the note is properly renewed.

         g)       No margin call and no recourse except keeping of the shares.

         h) Two (2) points to the lender at closing, paid pro rata with each distribution

         i) Funding will be in stages with the distribution schedule as set forth in 2, below.

2.      TRAFALGAR will fund the loan as follows:
        7-12  business  days after the stock is  deposited  in     $1,000,000
               safekeeping

        7 business days after the first disbursement               $1,000,000
        7 business days after the second disbursement              $1,000,000
        7 business days after the third disbursement               $1,000,000
        7 business days after the fourth disbursement              $1,000,000
        7 business days after the fifth disbursement               $1,000,000
        7 business days after the sixth disbursement               $1,000,000
        7 business days after the seventh disbursement             $1,000,000

        Total disbursement                                         $8,000,000

3. SUNDOG shall have no obligation to request or accept full funding of the above disbursement schedule. Refusal to accept any addition disbursement shall not be deemed a breach of this contract and the promissory note shall automatically be modified to reflect on obligation based solely on the amount actually drawn by SUNDOG.

4. TRAFALGAR's commitment shall be contingent on the per share value not decreasing more than 10% in the period between the date of this commitment in safekeeping and the first distribution, and is currently based on a per share value of $28.50.

5. TRAFALGAR agrees to make available an additional $4 million in loan funding, provided the value of the shares remains at or above $35.00 for 270 days following the final disbursement of the original funding.

6. SUNDOG shall cause the share certificate to be transferred to Trafalgar Resources, LLC. The Certificate and all appropriated documents will be deposited into a Safekeeping account as collateral against borrowers performance, together with a fully executed, blank, irrevocable stock power with medallion signature guarantee for each certificate.

7. SUNDOG shall provide, prior to funding, separate resolutions of the Board of Directors authorizing: 1) the borrowing and 2) Trafalgar to deposit the certificate in account number ________________ at T D Waterhouse, 3) the individual signing the medallion, the loan documents and deposit of the certificate to do so.

8. Funds will be transferred to SUNDOG, via wire transfer or certified funds as per SUNDOG's instructions. ( to be supplied by SUNDOG prior to funding)

9. SUNDOG will subsequent to execution of this commitment and prior to TRAFALGAR funding, execute the Promissory Note and Security Agreement supplied by TRAFALGAR setting forth more specifically the terms and conditions of the loan and the parties obligations.

10. SUNDOG shall be responsible for payment of an "broker" or "intermediary" fees contracted by it in arranging this financing. TRAFALGAR has been advised there are broker fees in the amount of 3% of the amount funded in this transaction and the Brokers have requested TRAFALGAR to withhold the funds from each disbursement and pay the Brokers directly. TRAFALGAR agrees to do so and to provide SUNDOG with an accounting of the disbursements.

11. This offer and the terms thereof shall expire of their own accord if not accepted by June 16, 2000.

This shall become a firm commitment and shall become binding upon TRAFALGAR and SUNDOG upon execution. Consummation and funding of the transaction shall be contingent as set forth above, including the execution of the required transfers and additional documentation.

Executed and agreed to this 16th day of June 2000

TRAFALGAR RESOURCES, LLC               Sundog Technologies, Inc.


By: /s/ David L. Doud                  By: /s/ Steve Russo
---------------------                  -------------------
        David L. Doud                          Steve Russo
        Managing Director                      Chief Financial Officer